Exhibit 99.1

ENOVA ANNOUNCES PRIVATE OFFERING OF $250 MILLION OF SENIOR NOTES DUE 2024

CHICAGO – August 14, 2017 – Enova International (NYSE: ENVA) (“Enova”) today announced that it intends to offer, subject to market and other customary conditions, $250 million in aggregate principal amount of senior notes due 2024 (the “Notes”). The Notes will be guaranteed, jointly and severally, on a senior unsecured basis by Enova’s existing and future domestic subsidiaries other than its securitization subsidiaries. The Notes and the related guarantees will be senior unsecured obligations of Enova and the guarantors.

Enova intends to use the net proceeds from the offering to retire a portion of its outstanding senior notes due 2021, to pay the related accrued interest, premiums, fees and expenses associated therewith and for general corporate purposes, which may include working capital and future repurchases of its outstanding debt securities. Such debt repurchases may be made by Enova from time to time through one or more redemptions, privately negotiated or open market purchases or any combination thereof.

The Notes and the related guarantees will be offered only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is issued pursuant to Rule 135c of the Securities Act for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. No offer, solicitation or sale of the Notes will be made in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the business, financial condition and prospects of Enova. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova’s senior management with respect to the business, financial condition and prospects of Enova as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to Enova’s business, including, without limitation, those risks and uncertainties indicated in Enova’s filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.